EXHIBIT 99.1

CONTACT:	Michael H. McLamb	Brad Cohen 203/222-9013
	Chief Financial Officer	Tom Ryan 203/222-9013
	MarineMax, Inc.	Integrated Corporate Relations, Inc.
727/531-1700

MARINEMAX REPORTS RECORD SECOND QUARTER RESULTS
- Second quarter revenue exceeded $200 million -
- Same-store sales increased 23%, net income increased 38% -
- Earnings per share guidance for FY04 raised to a range of $1.48 to $1.53 -

     CLEARWATER, FL, April 20, 2004 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced record revenue and earnings for the second quarter of fiscal 2004.

     For the quarter ended March 31, 2004, the Company reported a revenue increase of 28% to $203.3 million compared to $159.1 million for the comparable quarter last year. Same-store sales grew 23% compared to a 9% increase in the year ago quarter. Net income was $5.7 million, or $0.34 per diluted share, an increase of 38% from net income of $4.1 million, or $0.26 per diluted share, in the comparable quarter last year.

     For the six-month period ended March 31, 2004, revenue grew 40% to $359.9 million compared to $257.0 million for the comparable period in fiscal 2003. Same-store sales increased 36% compared to a 3% decline in the year ago period. Net income was $7.9 million, or $0.48 per diluted share, an increase of 118% from net income of $3.6 million, or $0.23 per diluted share, in the six months ended March 31, 2003.

     William H. McGill, Jr., Chairman, Chief Executive Officer and President, stated, “I am very pleased with our second quarter and year-to-date results. While the industry data is yet to be released, we are confident our performance is stronger than that of other marine retailers, indicating continued market share expansion. Our same-store-sales growth was solid across all aspects of our business. Additionally, the integration of and contributions from the Colorado and Florida Panhandle acquisitions, which we completed late last fiscal year, are proceeding on schedule.”

     Mr. McGill continued, “While we are pleased with our year-to-date performance, we want to stay grounded in our expectations for the balance of fiscal 2004 because the second half of the year accounts for the majority of our sales and earnings. On a cautious note, the current unrest in the world and the forthcoming election create an uncertain environment for most consumer businesses.”

     Mr. McGill concluded, “Over the past several years, we have focused on investing in our team, while expanding our product line and distribution network. We believe that we have built an industry-leading operating platform, based on the strength of our team, which will continue to create significant value and returns to our stockholders as we ‘Deliver the Boating Dream’.”

     Based on current business conditions, retail trends and other factors, MarineMax is raising its previously announced fiscal 2004 guidance from $1.38 to $1.45 to a range of $1.48 to $1.53 per diluted share.

About MarineMax

     Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Ferretti Yachts, Custom Line, CRN, Pershing, Riva, Mochi Craft, Apreamare and Bertram, the Company sells new and used recreational boats and related marine products and provides yacht brokerage service through its Motor Yachts division. The Company currently operates 66 retail locations in Alabama, Arizona, California, Colorado, Delaware, Florida, Georgia, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.

     Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding the strength of our products and the performance of our team; our position in the boating market; our ability to continue long-term growth and increase stockholder value; and our earnings guidance for fiscal 2004. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Results of Operations
(Unaudited amounts in thousands except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
Revenue	$203,266	$159,063	$359,925	$257,038
Cost of sales	158,110	124,822	279,670	199,142

Gross profit	45,156	34,241	80,255	57,896
Selling, general, and administrative expenses	34,269	27,370	64,285	51,173

Income from operations	10,887	6,871	15,970	6,723
Interest expense	1,701	216	3,159	848

Income before income taxes	9,186	6,655	12,811	5,875
Income tax provision	3,536	2,562	4,932	2,262

Net income	$5,650	$4,093	$7,879	$3,613

Basic net income per common share:	$0.36	$0.27	$0.51	$0.24

Diluted net income per common share:	$0.34	$0.26	$0.48	$0.23

Weighted average number of common shares used in computing net income per common share:
Basic	15,520,381	15,313,218	15,482,023	15,310,707

Diluted	16,728,845	15,541,897	16,504,398	15,539,448

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited amounts in thousands, except share and per share data)

	March 31,	March 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,168	$14,898
Accounts receivable, net	23,591	20,353
Inventories, net	284,241	206,758
Prepaids and other current assets	2,737	2,258
Deferred tax assets	1,864	368

Total current assets	329,601	244,635
Property and equipment, net	75,884	69,971
Goodwill and other intangible assets, net	53,483	49,589
Other long-term assets	841	1,205

Total assets	$459,809	$365,400

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$49,641	$14,514
Customer deposits	14,740	6,983
Accrued expenses	18,778	16,967
Short-term borrowings	172,000	149,000
Current maturities of long-term debt	2,397	2,304

Total current liabilities	257,556	189,768
Deferred tax liabilities	7,550	5,140
Long-term debt, net of current maturities	18,783	21,441

Total liabilities	283,889	216,349
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at March 31, 2004 and 2003	—	—
Common stock, $.001 par value; 24,000,000 shares authorized, 15,594,483 and 15,333,107 shares issued and outstanding at March 31, 2004 and 2003, respectively	16	15
Additional paid-in capital	67,219	64,420
Retained earnings	108,685	84,768
Treasury stock, at cost, 17,349 shares held at March 31, 2003	—	(152)

Total stockholders’ equity	175,920	149,051

Total liabilities and stockholders’ equity	$459,809	$365,400

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